Exhibit 99.1

ONSOLIS to Benefit from Approval of Class-Wide REMS

for All Transmucosal Fentanyl Products

FDA’s approval of class-wide REMS puts ONSOLIS in an improved competitive position

RALEIGH, N.C., December 29, 2011 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) responded to the approval and announcement by the U.S. Food and Drug Administration (FDA) that a Risk Evaluation Mitigation Strategy (REMS) covering all transmucosal fentanyl products has been approved. The program, which will be referred to as the Transmucosal Immediate Release Fentanyl (TIRF) REMS Access Program, was designed to ensure informed risk-benefit decisions before initiating treatment with a transmucosal fentanyl product, and while patients are on treatment, to ensure appropriate use.

The approved program covers all marketed transmucosal fentanyl products under a single program. BDSI believes one single program will help to enhance patient safety while limiting the potential administrative burden on prescribers of transmucosal fentanyl products and their patients. One common program also ends the disparity in prescribing requirements for ONSOLIS (fentanyl buccal soluble film), which is commercialized in the U.S. by Meda Pharmaceuticals, compared to other similar products. The program was driven through a collaborative effort between companies with transmucosal fentanyl products, including our commercialization partner Meda Pharmaceuticals, and FDA.

“BDSI was the first company required by the FDA to have a REMS program for a transmucosal fentanyl product,” stated Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “Unfortunately, companies with similar products being marketed prior to the approval of ONSOLIS were not all held to the same standard. This resulted in a significant commercial disadvantage for ONSOLIS given the requirements of the REMS and the associated additional steps required by healthcare providers and their patients.”

Dr. Sirgo continued, “We are very pleased to see the approval of a class-wide REMS program, which we believe will not only mean a level competitive environment, but also the potential for expanded access to ONSOLIS through availability in retail pharmacies. With the implementation of a class-wide REMS program late in the first quarter of 2012 by Meda Pharmaceuticals, ONSOLIS can finally compete on its own merits.”

Healthcare professionals and patients with active enrollment in the ONSOLIS REMS Program (referred to as the FOCUS Program) will be automatically transferred into the new TIRF REMS Access Program. Additionally, prescribers and patients enrolled in other individual REMS programs will also automatically be transferred into the program. In addition to consistency in educational materials, technological advances will simplify the process of participation and verification of program participation. The full program is expected to be implemented in March 2012.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation for the treatment of opioid dependence. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron). BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release, the presentation described herein and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the impact of the TIRF REMS on marketing efforts for, sales of and royalty revenue to BDSI relating to ONSOLIS) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com